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MONRO MUFFLER BRAKE, INC. & SUBSIDIARY                             EXHIBIT 11.01
COMPUTATION OF PER SHARE EARNINGS
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Net income per share was computed by dividing net income by the weighted average number of common and common equivalent shares outstanding.

                                                    YEAR ENDED MARCH 31,
                                              2000           1999          1998
                                            -------        --------      -------
                                                  (DOLLARS IN THOUSANDS,
                                                  EXCEPT PER SHARE DATA)
DILUTED

EARNINGS

Net income available to
 common shares                              $ 8,207        $ 4,746       $ 9,854
                                            =======        =======       =======

SHARES

Weighted average number of
 common shares                                8,322          8,317         8,256

Treasury stock                                  (17)

Assuming conversion of Class
 C Convertible Preferred
 Stock                                          636            636           636

Dilutive effect of
 outstanding options                             23             44           124
                                            -------        -------       -------

Total common and common
 equivalent shares                            8,964          8,997         9,016
                                            =======        =======       =======

DILUTED EARNINGS PER SHARE                  $   .92        $   .53       $  1.09
                                            =======        =======       =======

BASIC

EARNINGS

Net income available to
 common shares                              $ 8,207        $ 4,746       $ 9,854
                                            =======        =======       =======

SHARES

Weighted average number of
 common shares                                8,305          8,317         8,256
                                            =======        =======       =======


BASIC EARNINGS PER SHARE                    $   .99        $   .57       $  1.19
                                            =======        =======       =======